COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS BOND MARKET INDEX FUND BASIC SHARES WITH THE
LEHMAN BROTHERS AGGREGATE BOND INDEX AND THE LEHMAN
BROTHERS GOVERNMENT / CORPORATE  BOND INDEX

EXHIBIT A:

              DREYFUS
                BOND                        LEHMAN
               MARKET      LEHMAN          BROTHERS
               INDEX      BROTHERS       GOVERNMENT /
                FUND      AGGREGATE       CORPORATE
   PERIOD      (BASIC       BOND             BOND
              SHARES)      INDEX *         INDEX *

  11/30/93       10,000       10,000              10,000
  10/31/94        9,632        9,716               9,645
  10/31/95       11,116       11,236              11,204
  10/31/96       11,638       11,893              11,808
  10/31/97       12,623       12,950              12,849


* Source: Lehman Brothers